EXHIBIT 99.77Q1

                           DNP SELECT INCOME FUND INC.

                              ARTICLES OF AMENDMENT


         DNP SELECT INCOME FUND INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation, as heretofore amended, is hereby further amended as follows:

             The Articles Supplementary creating five series of Remarketed Preferred Stock of the Corporation are amended as follows:

             Part I, Paragraph 1, Definitions, is amended by deleting the definitions of "Maximum Dividend Rate" and "Non-Payment Period Rate" and replacing them with he following definitions:

             "Maximum Dividend Rate" for any Dividend Period at any Dividend Reset Date shall apply to a cash dividend, and be the Applicable Percentage of the applicable "AA" Composite Commercial Paper Rate. The Applicable Percentage shall vary with the lower of the credit rating or ratings assigned to the shares of RP by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) on each Dividend Reset Date as follows:

                         Credit Ratings
           ------------------------------------------
                                                          Applicable Percentage
                                                          ---------------------
                Moody's                      S&P
            "aa3" or higher             AA- or higher              150%
             "a3" to "a1"                 A- to A+                 175%
           "baa3" to "baa1"             BBB- to BBB+               200%
             Below "baa3"                Below BBB-                225%

Notwithstanding the foregoing, the Board of Directors shall have the authority from time to time to change the Applicable Percentage associated with any of the above credit rating categories to a level below or equal to the percentage set forth in the table above, provided that the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such change will not adversely affect their then-current ratings on the RP. The Remarketing Agent shall round each applicable Maximum Dividend Rate to the nearest one-thousandth (0.001) of one

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percent per annum, with any such number ending in five ten-thousandths (0.0005)
of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent. The Remarketing Agent shall not round the applicable "AA" Composite Commercial Paper Rate as part of their calculation of any Maximum Dividend Rate.

             "Non-Payment Period Rate" means, initially, 225% of the applicable "AA" Composite Commercial Paper Rate, provided that the Board of Directors shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Directors determines and the Rating Agencies advise the Corporation in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the RP.

         SECOND: The foregoing amendment does not increase the authorized stock of the Corporation.

         THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

         FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

         IN WITNESS WHEREOF, DNP Select Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on June 23, 2003.

WITNESS:                                    DNP SELECT INCOME FUND INC.



/S/ T. BROOKS BEITTEL                       BY: /S/ NATHAN I. PARTAIN
----------------------------                    ------------------------------
T. Brooks Beittel                               Nathan I. Partain
Secretary                                       President


         THE UNDERSIGNED, President of DNP Select Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                            /S/ NATHAN I. PARTAIN
                                            ----------------------------------
                                            Nathan I. Partain




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